PULTEGROUP, INC.
2013 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the provisions of the PulteGroup, Inc. 2013 Stock Incentive Plan (the “Plan”), the employee named in the Grant Acceptance (the “Holder”) has been granted a restricted stock unit award (the “Award”) with respect to the number of common shares, $.01 par value per share, of PulteGroup, Inc., a Michigan corporation (the “Company”), set forth in the Grant Acceptance (the “Shares”), subject to adjustment as provided herein and in the Plan. The Award is subject to the restrictions, terms and conditions set forth below. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. This Agreement, together with the Grant Acceptance, constitute the Restricted Stock Unit Agreement which is made and entered into as of the grant date set forth in the Grant Acceptance (the “Grant Date”).
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing the Grant Acceptance in the space provided therefor and returning an original execution copy of the Grant Acceptance to the Company (or electronically accepting this Award within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).

2.Rights as a Shareholder. The Holder shall not be entitled to any privileges of ownership with respect to the Shares subject to the Award unless and until, and only to the extent, such Shares become vested pursuant to Section 3 hereof and the Holder becomes a shareholder of record with respect to such Shares. Within thirty (30) days following each date on which the Company pays a cash dividend to record owners of Shares (a “Dividend Date”) and subject to Holder’s continued employment through the Dividend Date, the Holder shall receive a cash payment equal to the cash dividend paid per Share by the Company on such Dividend Date multiplied by the total number of Shares subject to the Award immediately prior to such Dividend Date.

3.Restriction Period and Vesting.

3.1Service-Based Vesting. Except to the extent earlier forfeited or vested pursuant to this Section 3 or the terms of the Plan, the Award shall vest on the third anniversary of the Grant Date (the “Vesting Date”).

3.2Termination due to Death or Disability. If the Holder’s employment by the Company terminates by reason of the Holder’s death or Disability, the Award shall become fully vested as of the date of the Holder’s termination of employment and shall be settled in accordance with Section 4 subject to any delay in payment required by Section 6.9 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3.3Qualifying Retirement. If the Holder’s employment by the Company is terminated by reason of a “Qualifying Retirement” (as such term is defined in the PulteGroup, Inc. Retirement Policy, effective as of November 30, 2017 (the "Retirement Policy")) and the Holder executes and does not revoke a Release, Non-Competition, Non-Solicitation and Confidentiality Agreement (the “Release”) within 30 days (or such later time as set forth in the Release at the time of Qualifying Retirement (but not to exceed 52 days)) after the date of Holder’s Qualifying Retirement, in a form satisfactory to the Company which shall include a two-year non-competition and non-solicitation period, then as determined in accordance with the Retirement Policy, fifty percent (50%) of the Shares subject to the Award that were not vested immediately prior to the Holder’s Qualifying Retirement shall vest as of the date on which the Holder’s release becomes irrevocable and the remainder of the Award shall continue to vest in accordance with the vesting schedule set forth in Section 3.1, assuming the Holder had remained employed with the Company through the Vesting Date and shall be settled in accordance with Section 4, subject to any delay in payment under Section 6.9 in order to comply with Section 409A of the Code. If the Holder does not execute the Release or timely revokes such Release, the portion of the Award which is not vested as of the date of the Holder’s Qualifying Retirement shall not vest and shall be forfeited by the Holder.

3.4Termination for Cause or Other than due to Death, Disability or Qualifying Retirement. If the Holder’s employment by the Company is terminated by the Company for Cause, or for any reason other than a reason specified in Section 3.2,3.3 or 3.5 hereof, the portion of the Award which is not vested as of the date of the Holder’s termination of employment shall be forfeited by the Holder.

3.5Change in Control. In the event a Change in Control occurs and the Holder’s employment is terminated by the Company without Cause or by the Holder for Good Reason following such Change in Control, the Award shall become fully vested as of the date of the Holder’s termination of employment and shall be settled in accordance with Section 4 subject to any delay in payment required by Section 6.9 to comply with Section 409A of the Code.

4.Issuance and Delivery of Shares. Within sixty (60) days after the vesting of the Award (or such later date as required under Section 6.9 to comply with Section 409A of the Code), the Company shall issue or deliver, subject to the conditions of this Agreement, the vested Shares to the Holder. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6.  Prior to the issuance to the Holder of the Shares subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such Shares, and will have the status of a general unsecured creditor of the Company.

5.Additional Terms and Conditions of Award.

5.1.Nontransferability of Award. Prior to the vesting of the Award and delivery of the Shares, the Award may not be transferred by the Holder other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.
5.2.Investment Representation. The Holder hereby represents and covenants that (a) any Shares acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of acquisition of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Shares, as applicable. As a further condition precedent to the delivery to the Holder of any Shares subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

5.3.Withholding Taxes. (a) As a condition precedent to the delivery to the Holder of any Shares upon vesting of the Award, the Holder shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder or withhold Shares.

(b)    The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company; (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments; (3) authorizing the Company to withhold from the Shares otherwise to be delivered to the Holder pursuant to the Award, a number of whole Shares having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (4) any combination of (1), (2) and (3). Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No Shares shall be delivered until the Required Tax Payments have been satisfied in full.
5.4.Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of such Shares, the Shares subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

5.5.Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation) that causes the per share value of the Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities subject to the Award shall be equitably adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment and the Fair Market Value of any fractional security shall be final, binding and conclusive.

5.6.Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder give or be deemed to give the Holder any right to continued employment by the Company or a Subsidiary.

5.7.Decisions of Board of Directors or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

5.8.Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Holder hereby acknowledges receipt of a copy of the Plan.

6.Miscellaneous Provisions.

6.1.Employment by Subsidiary. References in this Agreement to employment by the Company shall also mean employment by a Subsidiary.

6.2.Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

6.3.Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to PulteGroup, Inc., 3350 Peachtree Road, NE, Suite 150, Atlanta, GA, Attention: Executive Vice President, General Counsel and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, upon receipt by the party entitled thereto if by express courier service, or five days after the date mailed if by United States mails; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.4.Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to conflicts of laws principles.

6.5.Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

6.6.Entire Understanding. This Agreement and the Plan contain the entire understanding of the parties hereto with respect to the subject matter of the Agreement and supersedes all prior agreements, written or oral, with respect thereto.

6.7.Arbitration. The Holder acknowledges and agrees that any and all disputes related to compensation such as this Agreement or Award will be exclusively resolved through the Company’s Alternative Dispute Resolution Policy located in the Employee Handbook.

6.8.Statute of Limitations. Any action, claim or lawsuit relating to this Agreement must be filed no more than six (6) months after the date of the employment action that is the subject of the action, claim or lawsuit. The Holder voluntarily waives any statute of limitations to the contrary.

6.9.Compliance With Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable Shares shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Award, to the extent any payments hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (A) each such payment which is conditioned upon Holder’s execution of the Release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years, (B) if Holder is a specified employee (within the meaning of Section 409A of the Code) as of the date of Holder’s separation from service, each such payment that is payable upon Holder’s separation from service and would have been paid prior to the six-month anniversary of Holder’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following the Holder’s separation from service or (ii) the date of Holder’s death and (C) if the Holder satisfies the age and service requirements for a Qualifying Retirement, then any Shares that vest upon a termination of employment due to Disability or following a Change in Control pursuant to Section 3.5 shall be settled at the times specified in Section 3.3; provided, however, if the Change in Control is a “change in control event” within the meaning of Section 409A and such termination of employment occurs within two years following such Change in Control, then any shares deliverable under Section 3.2 or 3.5 shall be delivered in accordance with such sections, subject to clauses (A) and (B) of this sentence.

6.10.Award Subject to Clawback. The Award and any Shares delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Appendix of Definitions

“Cause” shall mean a determination by the Company that the Holder has (i) willfully and continuously failed to substantially perform the duties assigned by the Company or a Subsidiary with which the Holder is employed (other than a failure resulting from the Holder’s Disability), (ii) willfully engaged in conduct which is demonstrably injurious to the Company or any Subsidiary, monetarily or otherwise, including conduct that, in the reasonable judgment of the Company, does not conform to the standard of the Company's executives or employees, or (iii) engaged in any act of dishonesty, the commission of a felony or a significant violation of any statutory or common law duty of loyalty to the Company or any Subsidiary.
“Change in Control” shall mean:
(i)    the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 40% or more of either (A) the then outstanding common shares of the Company (the “Outstanding Common Shares”) or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (2) any acquisition by the Company, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) of this definition; provided further, that for purposes of clause (2), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 40% or more of the Outstanding Common Shares or 40% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Shares or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;
(ii)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;
(iii)    the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Shares and the Outstanding

Voting Securities, as the case may be, (B) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 40% or more of the Outstanding Common Shares or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(iv)    the consummation of a plan of complete liquidation or dissolution of the Company.
“Disability” shall mean a sickness or disability extending for more than three (3) consecutive months as a result of which the Holder is unable to perform his or her duties for the Company or an affiliate, as applicable, in the required and customary manner and that will continue for not less than an additional three (3) months, as determined by the Company in its sole discretion. In the event of any dispute regarding the existence of the Holder’s Disability hereunder, the matter shall be resolved by the determination of a physician selected by the Committee and reasonably acceptable to the Holder. The Holder shall submit to appropriate medical examinations for purposes of such determination.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as then in effect, or any successor federal statute of substantially similar effect.
“Good Reason” shall mean the occurrence of any of the following events without the Holder’s prior written consent: (i) a material diminution in the Holder’s annual base salary; (ii) a material diminution in the Holder’s authority, duties or responsibilities; or (iii) a material change in the geographic location at which the Holder must perform services; provided that, the Holder must notify the Company of his or her intention to terminate his or her employment by written notice to the Company within ninety (90) days of the initial existence of such event and the Company shall have thirty (30) days to cure such event after receipt of such notice. If the Company shall fail to cure such event, the Holder may terminate his or her employment for Good Reason within thirty (30) days following the expiration of the Company's cure period.